SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the registrant [x]

Filed by a party other than the registrant |_|

Check the appropriate box:

      |_| Preliminary Proxy Statement
      |_| Confidential, for Use of the Commission Only (as permitted by Rule
           14a-6(e)(2))
      |x| Definitive Proxy Statement
      |_| Definitive Additional Materials
      |_| Soliciting Materials Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                          CONTINENTAL CHOICE CARE, INC.
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                (Name of Registrant as Specified in its Charter)

                                      N.A.
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     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

      |x| No fee required
      |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

      (1) Title of each class of securities to which transaction applies:

                                      N.A.
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      (2) Aggregate number of securities to which transaction applies:

                                      N.A.
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      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

                                      N.A.
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      (4) Proposed maximum aggregate value of transaction:

                                      N.A.
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      (5) Total fee paid:

                                      N.A.
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      |_| Fee paid previously with preliminary materials.

      |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:

                                      N.A.
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      (2) Form, Schedule or Registration Statement No.:

                                      N.A.
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      (3) Filing party:

                                      N.A.
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      (4) Date filed:

                                      N.A.
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

                          Continental Choice Care, Inc.
                               25-B Vreeland Road
                         Florham Park, New Jersey 07932

                                 April 28, 1998

To the Shareholders of Continental Choice Care, Inc.:

      You are cordially invited to attend the 1998 Annual Meeting of Shareholders (the "Annual Meeting") of Continental Choice Care, Inc., a New Jersey corporation (the "Company"), to be held at the Headquarters Plaza Hotel, Three Headquarters Plaza, Morristown, New Jersey 07960 on June 2, 1998 at 4:00 p.m., New York City time. We have enclosed the (i) Notice of Annual Meeting,
(ii) Proxy Statement and (iii) Proxy for the Annual Meeting. We have also enclosed the Company's 1997 Annual Report.

      At the annual meeting you will be asked to elect Directors to the Board of Directors and ratify the appointment of Arthur Andersen LLP, as the Company's independent public accountants. We urge you to complete, sign and date the enclosed Proxy and return it promptly in the enclosed envelope, whether or not you plan to attend the Annual Meeting. If you attend the Annual Meeting, you may vote in person, even if you previously returned your Proxy.

      We look forward to seeing you at the Annual Meeting.

                              Sincerely yours,

                              Steven L. Trenk, President

                          Continental Choice Care, Inc.
                               25-B Vreeland Road
                         Florham Park, New Jersey 07932

                 ----------------------------------------------
                    Notice Of Annual Meeting Of Shareholders
                             To Be Held June 2, 1998
                 ----------------------------------------------

      The 1998 Annual Meeting of the Shareholders of Continental Choice Care, Inc. (the "Company") will be held at the Headquarters Plaza Hotel, Three Headquarters Plaza, Morristown, New Jersey 07960 on June 2, 1998 at 4:00 p.m., New York City time for the following purposes:

      (1) To elect two Class I directors to hold office for a term of three years or until their successors have been duly elected and qualified.

      (2) To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998.

      (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on April 30, 1998, as the record date for determining the shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

      Your attention is directed to the accompanying Proxy Statement for further information regarding each proposal to be made.

      All shareholders are asked to complete, sign and date the enclosed proxy and return it promptly by mail in the enclosed self-addressed envelope, which does not require postage if mailed in the United States.

                                          By Order of the Board of Directors


                                          Steven L. Trenk
                                          President

April 28, 1998
Florham Park, New Jersey

                          Continental Choice Care, Inc.
                               25-B Vreeland Road
                         Florham Park, New Jersey 07932
                                  201-593-0500

                 ----------------------------------------------
                       Proxy Statement For Annual Meeting
                 ----------------------------------------------

                               General Information

      This Proxy Statement is furnished by the Board of Directors (the "Board of Directors") of Continental Choice Care, Inc., a New Jersey corporation (the "Company"), in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders (the "Meeting") to be held at the Headquarters Plaza Hotel, Three Headquarters Plaza, Morristown, New Jersey 07960 on June 2, 1998 at 4:00 p.m., New York City time, and at any adjournment thereof. This Proxy Statement and the accompanying Annual Report, Notice and Proxy are being mailed to shareholders on or about May 5, 1997. The principal executive offices of the Company are located at Suite 201, 25-B Vreeland Road, Florham Park, New Jersey 07932.

      Certain statements in this Proxy Statement constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward looking statements may appear throughout this Proxy Statement, including under the heading "Certain Relationships and RelatedTransactions."

      A copy of the Company's Annual Report on Form 10-KSB for its fiscal year ended December 31, 1997, as filed with the Securities and Exchange Commission, is being mailed with this Proxy Statement to stockholders entitled to vote at the meeting.

      Only shareholders of record at the close of business on the record date, April 30, 1998, will be entitled to vote at the Meeting and at all adjournments thereof.

      On April 21, 1998, there were outstanding and entitled to vote 3,237,500 shares of the Company's common stock, no par value per share (the "Common Stock"). Each outstanding share of Common Stock is entitled to one vote on each matter to be voted upon. A majority of the shares of Common Stock entitled to vote at the Meeting will constitute a quorum for the transaction of business. Holders of Common Stock have no cumulative voting rights.

Voting Of Proxies

      If a proxy is properly signed by a shareholder and is not revoked, the shares represented thereby will be voted at the Meeting in the manner specified on the proxy, or if no manner is specified with respect to any matter therein, such shares will be voted by the persons designated therein (with respect to the matters as to which the shareholder is entitled to vote) (a)"FOR" the election of each of Martin G. Jacobs, M.D. and Stanley B. Amsterdam as Class I directors ("Proposal 1"), (b) "FOR" the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998 ("Proposal 2"), and (c) in connection with the transaction of such other business as may properly be brought before the Meeting, in accordance with the judgment of the person or persons voting the proxy. If any of the nominees for director is unable to serve or for good cause will not serve, an event that is not anticipated by the Company, the shares represented by the accompanying proxy will be voted for a substitute nominee designated by the Board of Directors or the Board of Directors may determine to reduce the size of the Board of Directors.

      A proxy may be revoked by a shareholder at any time prior to the voting thereof by giving notice of revocation in writing to the Secretary of the Company, by duly executing and delivering to the Secretary of the Company a proxy bearing a later date or by voting in person at the Meeting.

      Directors of the Company will be elected by a plurality of the vote of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote at the Meeting. The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote at the Meeting is required for approval of the appointment of Arthur Andersen LLP and any other matter which may be put to a shareholder vote at the Meeting. As to any particular proposal, abstentions will have the same effect as a vote against that proposal, and broker non-votes will not be counted as votes for or against the proposal, and will not be included in counting the number of votes necessary for approval of the proposal. Votes cast, either in person or by proxy, will be tabulated by First City Transfer Company, the Company's transfer agent.

Shareholder Proposals For Next Annual Meeting

      Any shareholder proposals intended to be presented at the Company's next annual meeting of shareholders must be received by the Company at its offices at 25-B Vreeland Road, Florham Park, New Jersey 07932, on or before December 22, 1998 for consideration for inclusion in the proxy material for such annual meeting of shareholders.

Proxy Solicitation

      The accompanying proxy is solicited by the Company. All costs of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by regular employees of the Company, either personally or by telephone or telegraph. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding shares in their names or in the names of nominees for expenses in sending proxy material to beneficial owners and obtaining proxies of such owners.

                       PROPOSAL 1. ELECTION OF DIRECTORS.

      The Company's Certificate of Incorporation requires that the Board of Directors be divided into three classes. The members of each class of directors serve for staggered three-year terms, including two Class I directors (Martin G. Jacobs, M.D. and Stanley B. Amsterdam), one Class II director (Steven L. Trenk) and two Class III directors (Alvin S. Trenk and Jeffrey B. Mendell).

If elected by a plurality vote of the holders of the shares of Common Stock of the Company, the nominees for Class I directors, Martin Jacobs, M.D. and Stanley
B. Amsterdam, will serve for a three year term expiring in 2001 or until their respective successors are elected and qualified, or until death, resignation or removal. The current Class II director, Steven L. Trenk, is currently serving a two year term expiring in 1999. The Class III directors, Alvin S. Trenk and Jeffrey B. Mendell, are currently serving three year terms expiring in 2000. Each of the current directors holds office until the expiration of their respective terms and until their respective successors are elected and qualified, or until death, resignation or removal. Officers serve at the discretion of the Board of Directors.

      The affirmative vote of the holders of a plurality of the shares of Common Stock voted in person or by proxy at the Meeting is required for the election of each director. Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of Martin G. Jacobs, M.D. and Stanley
B. Amsterdam. If Dr. Jacobs or Mr. Amsterdam become unable to serve or for good cause will not serve, an event that is not anticipated by the Company, (i) the shares represented by the proxies will be voted for a substitute nominee or substitute nominees designated by the Board of Directors or (ii) the Board of Directors may determine to reduce the size of the Board of Directors. At this time, the Board of Directors knows of no reason why Dr. Jacobs or Mr. Amsterdam may not be able to serve as directors if elected.

The Board of Directors recommends that each of the above nominees be elected as a director.

      The name and age of each of the nominees and each of the incumbent directors whose term will continue following the Meeting, the executive officers and significant employees of the Company their respective positions with the Company and, to the extent applicable, the period during which each such individual has served as a director are set forth below. Additional biographical information concerning each of the nominees, the incumbent directors, executive officers and significant employees of the Company follows the table.

Name                       Age   Position with the               Director Since
----                       ---   -----------------               --------------
                                 Company
                                 -------
Class I Directors

Martin G. Jacobs,          68    Director, Corporate                  1993
M.D.                             Medical Director

Stanley B.                 68    Director                             1998
Amsterdam

Class II Directors

Steven L. Trenk            44    Director, President and              1993
                                 Chief Operating Officer

Class III Directors

Alvin S. Trenk             68    Director, Chairman,                  1993
                                 Chief Executive Officer

Jeffrey B. Mendell         44    Director                             1994

Executive Officers
and Significant
Employees
Jeff Ellentuck             44    Executive VP and
                                 General Counsel, Asst.
                                 Secretary

Ronald A. Lefkon           57    Chief Financial Officer
                                 and Treasurer

Certain Biographical Information Concerning Incumbent Directors and Executive Officers

      Alvin S. Trenk, a founder of TechTron and of the Company, has served as Chairman of the Board of Directors of TechTron since prior to 1989. Mr. Trenk has served as the Chairman, Chief Executive Officer and a director of each of the Company's current subsidiaries since the formation of each subsidiary and as Chairman, Chief Executive Officer and a Director of Continental Dialysis Center of the Bronx, Inc., an affiliate and former consulting customer of the Company ("CDBI"), since its formation. Since December 1993 he has served as Chairman and Chief Executive Officer of Alpha Administration Corp., an affiliate and former consulting customer of the Company ("Alpha"). Mr. Trenk is also Chairman of the Board of Upper Manhattan Dialysis Center, Inc., a former consulting customer of the Company ("UMDC"). See "Certain Transactions." Mr. Trenk also serves as Chairman, Chief Executive Officer and a director of Trenk Enterprises, Inc. ("TEI"), which is wholly-owned by Mr. Trenk and pursuant to which Mr. Trenk provides services to the Company. See "Compensation Arrangements - Employment Agreements." In addition, Mr. Trenk is an officer and director of various corporations engaged in the ownership and development of real property and the operation of helicopter landing facilities, helicopter charter, air taxi, sightseeing and tour operations, as well as other activities.

      Steven L. Trenk, a founder of the Company, served as Vice President for Business Development of TechTron from 1987 through October 1991. Since October 1991, Mr. Trenk has served as the President of each of the Company's current subsidiaries, other than Renal Management, Inc., and, since December 1993, has served as the President of Alpha. Mr. Trenk has served as the President of LDL since March 1994 and as the Vice Chairman of RMI since its inception. Mr. Trenk is the Treasurer of UMDC. Mr. Trenk also serves as the Vice President of Orange Y Associates, Inc., a real estate development company.

      Martin G. Jacobs, M.D., a founder of the Company, is a physician engaged in the treatment of renal disease and hypertension. Dr. Jacobs has served as President of Nephrological Associates, P.A., which he founded in 1964. Dr. Jacobs has served as the Corporate Medical Director for TechTron since its formation and for the Company since its formation.

      Ronald A. Lefkon joined the Company as Chief Financial Officer in August 1994 and was appointed Treasurer of the Company in 1996. For eight years, prior to joining the Company, Mr. Lefkon was an independent business consultant. Mr. Lefkon is a certified public accountant and holds a Masters of Business Administration from Columbia University.

      Jeff Ellentuck joined the Company as Executive Vice President and General Counsel in October 1994. From 1987 until joining the Company, Mr. Ellentuck was an attorney with Gibbons, Del Deo, Dolan, Griffinger & Vecchione, a law firm in Newark, New Jersey. Mr. Ellentuck also provides services to certain businesses in which Alvin S. Trenk, Steven L. Trenk, Martin C. Jacobs, M.D. and their families have interests. Prior to 1987, Mr. Ellentuck was associated with other New Jersey based law firms.

      Jeffrey B. Mendell is an owner and Managing Director of G.S. Wilcox & Co., LLC, a commercial mortgage banking company based in White Plains, New York, a position he has held since September, 1996. In addition, Mr. Mendell is the Chairman and Chief Executive Officer of JBM Realty Capital Corp. through which he acts as principal in the acquisition and development of commercial real estate. He was the president of National Realty & Development Corp., a privately held corporation which owns and manages commercial real estate, from May 1992 to August, 1996. Mr. Mendell also participates in various other business ventures.

      Mr. Amsterdam is the Product Manager for the elastic fabrics division of Guilford Mills, Inc., a position he has held for approximately 20 years.

      Alvin S. Trenk is the father of Steven L. Trenk and the brother-in-law of Martin G. Jacobs, M.D. Martin G. Jacobs, M.D. is the uncle of Steven L. Trenk.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the Nasdaq. The Company is not aware that any director, officer or 10% beneficial owner of the Company's Common Stock failed to file reports during the year ended December 31, 1997.

Meetings of the Board and Committees

      During fiscal year 1997, the Board of Directors held three meetings and acted by unanimous written consent on three other occasions. Each of the directors attended all meetings of the Board of Directors and meetings held by all committees of the Board of Directors of which each respective director was a member during the time he was serving as such during the fiscal year ended December 31, 1997.

      The Compensation Committee and Audit Committee of the Board of Directors are comprised of Mr. Amsterdam and Mr. Mendell. The Compensation Committee provides recommendations concerning salaries and incentive compensation for executive officers and key personnel, and administers the Company's Equity Incentive Plans. All actions which would otherwise be taken by the Compensation Committee were taken by the full Board of Directors during the fiscal year ended December 31, 1997. The Audit Committee is responsible for recommending to the Board of Directors the appointment of the Company's outside auditors, examining the results of audits and reviewing internal accounting controls. The Audit Committee held one meeting during the fiscal year ended December 31, 1997. The Board of Directors has no nominating committee or any committee performing the functions of such a committee.

                             EXECUTIVE COMPENSATION

      The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company and its subsidiaries for each of the fiscal years ended December 31, 1997, 1996, and 1995 of those persons who were, at December 31, 1997, (i) the chief executive officer and (ii) the other three most highly compensated executive officers of the Company for the fiscal year ended December 31, 1997 (the "named executive officers"):

                           Summary Compensation Table

                                      Annual Compensation
                              ---------------------------------

                                                                     Common
                                                                      Stock
                                                                   Underlying
Name and Principal Position   Fiscal Year  Salary     Bonus          Options
---------------------------   -----------  ------     -----          -------
Alvin S. Trenk (1)               1997      $300,000        0         150,000
  Chairman and                   1996       241,800        0               0
  Chief Executive Officer        1995       230,000        0               0

Steven L. Trenk                  1997      $120,000        0         175,000(3)
 President and Chief             1996       120,000        0          25,000
 Operating Officer               1995       133,846        0               0

Jeff Ellentuck                   1997      $130,000  $25,000(2)      100,000(3)
  Executive Vice President       1996       117,385        0          25,000
  and General Counsel            1995       104,077        0          10,000

Ronald A. Lefkon                 1997      $113,173  $25,000(2)      100,000(2)
 Chief Financial Officer         1996        99,154        0          25,000
                                 1995        82,789        0          10,000

---------------

(1) Paid to TEI, a corporation wholly-owned by Alvin S. Trenk which provides consulting services to the Company. See "Compensation Arrangements - Employment Agreements."

(2) Includes amounts awarded during fiscal year 1997 but unpaid during such year.

(3) Includes all options issued during fiscal years 1995 and 1996, each of which were repriced to $1.875 per share in February, 1997.

      See "Certain Transactions" for additional information with respect to benefits received by certain members of management of the Company.

Security Ownership of Management and Certain Beneficial Owners

      The following table sets forth certain information, as of April 15, 1998 regarding the beneficial ownership of the Company's Common Stock by each director and named executive officer (see "Compensation of Directors and Executive Officers") of the Company and by all directors and executive officers as a group and each person known to be the beneficial owner of more than five percent of the outstanding shares of the Common Stock. The Company has been advised that each shareholder listed below has sole voting and dispositive power with respect to such shares unless otherwise noted in the footnotes below.

                                                                 Percent of
Name and Address                 Amount and Nature of           Outstanding
of Beneficial Owner              Beneficial Ownership           Common Stock
-------------------              --------------------           ------------

                                Company      TechTron      Company       TechTron
                             Common Stock  Common Stock  Common Stock  Common Stock
                             ------------  ------------  ------------  ------------
TechTron, Inc.(1)            1,527,500              0      47.18%            --
Alvin S. Trenk(1)              153,000(2)   4,841,666      49.61%(3)      80.69%
Steven L. Trenk(1)             176,000(4)   4,841,666      49.92%(3)      80.69%
Martin G. Jacobs, M.D.(1)      175,000(5)   4,841,666      49.89%(3)      80.69%
Jeff Ellentuck(1)              100,000(6)           0       3.00%            --
Ronald A. Lefkon(1)            100,000(7)           0       3.00%            --
Stanley B. Amsterdam(1)         25,000          2,000          *              *
Jeffrey B. Mendell(1)           80,000(8)           0       2.41%            --
All Directors and Officers
 as a Group (7 persons)      2,336,500      4,843,666      58.16%         80.73%

------------------

*Comprises less than one percent of the outstanding Common Stock.

(1) The address of each named person and entity is 25-B Vreeland Road, Suite 201, Florham Park, New Jersey 07932.

(2) Includes 150,000 shares underlying currently exercisable options issued to Mr. A. Trenk under the Company's 1997 Equity Incentive Plan (the "1997 Plan")

(3) Includes 1,527,500 shares held by TechTron. Alvin S. Trenk, Steven L. Trenk and Martin G. Jacobs, M.D. are each officers, directors and principal shareholders of TechTron and directly own an aggregate of approximately 80.69% of the outstanding stock of TechTron. These individuals may also be considered to beneficially own, and to have shared investment and voting power with respect to, all shares of Common Stock owned by TechTron. Alvin S. Trenk, Steven L. Trenk and Martin G. Jacobs, M.D. are treated as a group herein for purposes of determining beneficial ownership.

(4) Includes 1,000 shares held in the name of Mr. S. Trenk's children. Includes 25,000 and 150,000 shares of Common Stock underlying currently exercisable options issued to Mr. S. Trenk under the Company's 1994 Long Term Incentive Award Plan (the "1994 Plan") and the 1997 Plan, respectively.

(5) Includes 25,000 and 150,000 shares of Common Stock underlying currently exercisable options issued to Dr. Jacobs under the 1994 Plan and the 1997 Plan, respectively.

(6) Includes 50,000 and 50,000 shares of Common Stock underlying currently exercisable options issued to Mr. Ellentuck under the 1994 Plan and the 1997 Plan, respectively.

(7) Includes 50,000 and 50,000 shares of Common Stock underlying currently exercisable options issued to Mr. Lefkon under the 1994 Plan and the 1997 Plan, respectively.

(8) Includes 40,000 and 40,000 shares of Common Stock underlying currently exercisable options granted under the Director's Stock Option Plan and the 1997 Plan, respectively.

Director Compensation

      The non-employee directors of the Company receive compensation of $1,000 per meeting of the Board of Directors attended and $500 for each meeting of a committee of the Board of Directors which they attend as a committee member. Directors are entitled to participate in the Company's Director's Stock Option Plan, described below. Further, certain directors received options to acquire Common Stock pursuant to the 1997 Plan.

Compensation Arrangements

      Employment Agreements

      The Company entered into a consulting agreement (the "TEI Agreement") with TEI dated as of April 1, 1994. TEI is wholly-owned by Alvin S. Trenk. Under the terms of the TEI Agreement, TEI agreed to make Mr. A. Trenk available to serve as the Chairman of the Board and Chief Executive Officer of the Company, to serve as Chairman of the Board, Chief Executive Officer and director of any of the Company's subsidiaries and to serve as a shareholder, officer and director of any entity to which the Company provides services, equipment and supplies. Mr. A. Trenk is required to perform up to 750 hours of service per year. The TEI Agreement provides for payments by the Company to TEI of a fee of $300,000 per year plus such cash bonuses as may be determined by the Board of Directors.

      The TEI Agreement has an initial term of five years which automatically renews for an additional year on every anniversary date unless such renewal is terminated by the Board of Directors in writing not less than 90 days prior to the anniversary date or unless the TEI Agreement is otherwise terminated pursuant to its terms. The Company has agreed to permit the employees of TEI to participate in employee benefit plans established for senior management of the Company. The Company has also agreed to make payments, not in excess of $1,500 per month, for an automobile for Mr. A. Trenk's use, to pay for $1,000,000 of term life insurance for Mr. A. Trenk, the beneficiary of which will be the Company, to pay for disability insurance for Mr. A. Trenk and to permit Mr. A. Trenk to participate in stock option plans consistent with other members of senior management of the Company. The TEI Agreement terminates upon the death of Mr. A. Trenk and may be terminated by the Company upon his disability (as defined in the TEI Agreement).

      Steven L. Trenk entered into an employment agreement with the Company dated as of April 1, 1994 providing for an annual base salary of $150,000 for serving as President of the Company and its subsidiaries on an essentially full-time basis. In addition, Mr. S. Trenk is entitled to receive an annual bonus equal to 10% of the Company's pre-tax income in excess of the prior year's pre-tax income, up to a maximum of $100,000 per annum. The agreement has an initial term of five years and renews for an additional one year term on every anniversary date, unless terminated by the Board of Directors in writing no later than 90 days preceding the end of the initial or any renewal term unless sooner terminated upon the death or disability of Mr. S. Trenk. The Company has also agreed to permit Mr. S. Trenk to participate in any employee benefit plans established for senior management employees of the Company, to make payments not in excess of $1,000 per month on an automobile for his use, to pay for $1,000,000 term life insurance for Mr. S. Trenk, the beneficiary of which will be the Company, to pay for disability insurance for Mr. S. Trenk and to permit Mr. S. Trenk to participate in stock option plans consistent with other members of senior management of the Company.

      Martin G. Jacobs, M.D. entered into a medical director agreement dated as of April 1, 1994 (the "Medical Director Agreement"). The agreement, as amended, provides for an annual base salary of $110,000 for serving as Corporate Medical Director and agreeing to devote not less than 500 hours per year to the Company's business. The Medical Director Agreement has an initial one year term and renews every anniversary thereafter, unless terminated by the Board of Directors in writing no later than ninety (90) days preceding the anniversary date. The Medical Director Agreement also provides that Dr. Jacobs shall participate in any employee benefit plans established for senior management employees of the Company. The Company has also agreed to make payments not in excess of $500 per month for an automobile for Dr. Jacob's use, to pay for disability insurance for Dr. Jacobs and to permit Dr. Jacobs to participate in stock option plans consistent with other members of senior management of the Company. The Medical Director Agreement terminates upon the death of Dr. Jacobs and may be terminated by the Company upon his disability (as defined in the Medical Director Agreement).

      Jeff Ellentuck entered into an Employment Agreement with the Company dated as of October 1, 1994. The agreement, as amended, provides for an annual base salary of $130,000 for serving as Executive Vice President and General Counsel of the Company on a substantially full-time basis. Mr. Ellentuck is entitled to receive an annual bonus based on his personal performance and the Company's performance as determined by the Board of Directors of the Company. The Agreement has an initial term ending September 30, 1999 and renews for additional two-year terms on every anniversary date, unless terminated by the Board of Directors in writing no later than one year preceding the end of the initial or any renewal term. The Company has also agreed to permit Mr. Ellentuck to participate in employee benefit plans established for senior management of the Company, to make payments of $650 per month on an automobile for his use and to pay the balance on the same in the event of a termination prior to September 2000 and to pay for not less than $250,000 of assumable life insurance.

      Ronald Lefkon had an Employment Agreement with the Company, the current term of which would have ended June 30, 1998. The agreement, as amended, provided for an annual base salary of $110,000 for serving as Chief Financial Officer of the Company on a substantially full-time basis. Mr. Lefkon was entitled to receive an annual bonus based on his personal performance and the Company's performance as determined by the Board of Directors of the Company. In addition, the Company agreed to make payments of $400 per month on an automobile for his use. Mr. Lefkon advised the Company in April, 1998 that he would be terminating his employment with the Company in May, 1998.

      Each of Alvin and Steven Trenk and Dr. Jacobs has agreed that during the term of his employment or medical director agreement, he will not, directly or indirectly, engage in business activities that are competitive with the Company's activities in any county of any state in the United States, or any country outside of the United States, in which, during his employment, the Company conducted any material business or in which its customers were located. In addition, each employee has agreed that he will not solicit or accept business from any customers of the Company or hire any employees of the Company and shall maintain the Company's proprietary information during the term of his agreement and for at least one year after the expiration of his or her agreement.

Compensation Plans

      Directors' Stock Option Plan

      The Continental Choice Care, Inc. Directors' Stock Option Plan ("Director Plan") covers 200,000 shares of Common Stock. The Director Plan is intended as an incentive to encourage directors who are not on the active salaried payroll of the Company (a "non-employee director"), to invest in the Common Stock of the Company in order to promote long-term shareholder value and increase the non-employee directors' personal interest in the continued success and progress of the Company.

      The Director Plan provides that on July 1 of every year, commencing on July 1, 1994, each non-employee director shall, automatically and without necessity of any action by the Board of Directors, receive a non-statutory option for 10,000 shares of Common Stock with an exercise price per share equal to the fair market value of a share as of the date of grant of the option. The option is exercisable upon payment of the exercise price in cash at any time during the period commencing one year after the date the option is granted and ten years after the date the option is granted, provided that the person exercising the option has been at all relevant times a member of the Board of Directors, except that a director must exercise his or her option (to the extent it is then exercisable) prior to the earlier of three years after leaving the Board of Directors or the expiration date of the option. Upon the death of a director, the option must be exercised prior to the earlier of one year after such death or the expiration date of the option. Unless sooner terminated by the Board of Directors, The Director Plan terminates in 2004.

      1994 Long-Term Incentive Award Plan

      The Continental Choice Care, Inc. 1994 Long-Term Incentive Award Plan (the "1994 Plan") covers 300,000 shares of Common Stock pursuant to which officers and key employees of the Company designated as senior executives are eligible to receive incentive and/or non-statutory stock options, awards of shares of Common Stock and stock appreciation rights ("Rights"). The 1994 Plan, which expires in 2004, is generally administered by the Compensation Committee designated by the Board of Directors. The Board of Directors in its entirety may also administer the 1994 Plan. The purposes of the 1994 Plan are to assist in attracting, retaining, and motivating senior executives and to promote the identification of their interests with those of the shareholders of the Company. Incentive stock options and Rights granted under the 1994 Plan are generally exercisable during the period commencing six months from the date of grant of the option and terminating ten years from the date of grant. The exercise prices for incentive stock options are not less than the fair market value of the Common Stock on the date of the grant. In addition, a Right may be exercised only when the fair market value of a share exceeds either the fair market value per share on the date of grant of the Right or the base price of the Right (which is determined by the Committee) if it is not a Right related to an option. A Right related to an option may be exercised only when and to the extent the option is able to be exercised. No participant in the 1994 Plan is entitled to receive grants of options, Rights and awards of incentive shares in the aggregate exceeding 25,000 shares per year.

      1997 Equity Incentive Plan

      The Continental Choice Care, Inc. 1997 Equity Incentive Plan (the "1997 Plan") covers 1,250,000 shares of Common Stock. Pursuant to the 1997 Plan, employees of the Company and its subsidiaries and other persons who are in a position to make a significant contribution to the Company and its subsidiaries are eligible to receive incentive and/or non-qualified options, awards of shares of Common Stock and Rights. The 1997 Plan, which expires in 2007 is generally administered by the Compensation committee designated by the Board of Directors (the "Committee") or by the Board of Directors. The Board of Directors in its entirety may also administer the 1997 Plan. The purposes of the 1997 Plan are to assist in attracting, retaining, and motivating persons who can make a significant contribution to the Company and to promote the identification of their interests with those of the shareholders of the Company. Pursuant to the terms of the 1997 Plan, the Company may grant awards in the form of incentive stock options, non-statutory stock options, stock appreciation rights, awards of shares for no cash consideration subject to certain restrictions or awards of shares to be delivered in the future to employees of the Company and others who may be in a position to make a significant contribution to the Company. Incentive stock options, however, may only be issued to employees of the Company. Stock options granted under the 1997 Plan are generally exercisable during the period commencing six months from the date of grant of the option and terminating ten (10) years from the date of grant (five (5) years in the case of an option granted to a holder of 10% of the Company's issued and outstanding shares) Options are generally exercisable at an exercise price which is not less than the fair market value of the Common Stock on the date of grant. SARs granted under the 1997 Plan are exercisable during the period established by the Committee (except in the event of death or disability of the holder), or in the case of a SAR related to an option, the expiration of the related option. In addition, a SAR may be exercised only when the fair market value of a share exceeds either the fair market value per share on the date of grant of the SAR or the base price of the SAR (which is determined by the Committee) if it is not a SAR related to an option. A SAR related to an option may be exercised only when and to the extent the option is able to be exercised.

      401(k) Plan

      In January 1994, the Company adopted a salary deferral and savings plan (the "Savings Plan") which is qualified under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and includes a qualified cash or deferred arrangement under Section 401(k) of the Code. Subject to limits set forth in the Code, an employee who meets certain age and service requirements may participate in the Savings Plan by contributing through payroll deductions up to 15% of compensation into an account established for the participating employee and may allocate amounts in such account among a variety of investment vehicles. The Company makes matching contributions to an employee's account in an amount of up to and including 10% of the first 6% of the compensation contributed by each employee. The Savings Plan also provides for loans to, and withdrawals by, participating employees, subject to certain limitations.

                   Option Exercises and Fiscal Year-End Values

      The following table contains information with respect to the exercise of options by the named executive officers during the last fiscal year and with respect to unexercised options held by those officers as of the end of the fiscal year.

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Value

                   Number of                Number of Unexercised      Value of Unexercised
                    Shares                      Options at             In-the-Money Options
                  Acquired on    Value        Fiscal Year End           at Fiscal Year End
     Name          Exercise    Realized  Exercisable  Unexercisable  Exercisable  Unexercisable
     ----          --------    --------  -----------  -------------  -----------  -------------
Alvin S. Trenk             0       $0      150,000            0          $0          $     0
Steven L. Trenk            0        0      129,000       46,000           0          $12,938
Jeff Ellentuck             0        0       50,000       50,000           0          $14,063
Ronald A. Lefkon           0        0       50,000       50,000           0          $14,063

                      Option Grants during Last Fiscal Year

      Shown below is information with respect to the number of options to purchase Common Stock granted to the named executive officers during the Company's last fiscal year.

                      Option Grants during the Fiscal Year
                             Ended December 31, 1997

                                       % of Total
                       Number of         Options
                        Shares          Granted to
                      Underlying       Employees in     Exercise      Expiration
Name               Options Granted     Fiscal Year    Price ($/Sh)       Date
----               ---------------     -----------    ------------       ----

Alvin S. Trenk         150,000             22.54%        $1.875        2/20/02

Steven L. Trenk        104,000             15.63%         1.875        2/20/02
                        46,000              6.91%         1.156        4/11/02

Jeff Ellentuck          15,000              2.25%         1.875        2/20/07
                        50,000              7.51%         1.156        4/11/07

                        15,000              2.25%         1.875        2/20/07
Ronald A. Lefkon        50,000              7.51%         1.156        4/11/07

Report on Repricing of Options

      In February 1996, the Board of Directors of the Company, on the recommendation of the Compensation Committee, adopted a stock option plan (the "Contingent Plan") substantially similar to the 1997 Plan and granted certain options thereunder. The Board of Directors conditioned the effectiveness of the Contingent Plan on approval by the shareholders of the Company within twelve months after adoption. At the time of the adoption of the Contingent Plan, the Board granted options under the 1994 Plan to officers of the Company and granted options, subject to shareholder approval, to officer, directors and substantially all employees of the Company under the Plan. Options were granted to employees generally to reward them for the services they had performed for the Company in connection with the prior operations of the Company, the efforts they expended at the time of the Company's reorganization and initial public offering and as a future incentive to the employees. Options were granted under the 1994 Plan and the Plan to officers and directors of the Company for substantially the same reasons that options were granted to employees generally and, in addition, to reward certain of those officers and directors for voluntarily decreasing their pay for the benefit of the Company and for undertaking obligations under various guarantees on behalf of the Company. The Contingent Plan was not approved by the shareholders within twelve months of approval by the Board of Directors. Accordingly, in February 1997, the Board of Directors adopted the 1997 Plan. At the time of adoption of the 1997 Plan, the Board of Directors granted options to substantially all officers, directors and employees to whom options were granted under the

Contingent Plan at the then current fair market value for substantially the same reasons for which the grants were originally made under the Contingent Plan. In addition, the Board of Directors believed that those officers who had received grants in 1996 under the 1994 Plan should be accorded the same reduction in exercise price as those officers, directors and employees who were conditionally granted options under the Contingent Plan. As a result, at the time of the adoption of the 1997 Plan, the Board of Directors also repriced all options previously granted under the 1994 Plan, which options are not exercisable on or before the sixth month following the repricing.

                             The Board of Directors

                 Certain Relationships And Related Transactions

      The Company was a party to consulting and service agreements with, or assumed certain rights and obligations of Alpha Administration Corp. ("Alpha"), Upper Manhattan Dialysis Center, Inc. ("UMDC"), the National Nephrology Foundation ("NNF") and Continental Dialysis of the Bronx, Inc. ("CDBI"). Alpha, CDBI and UMDC are referred to collectively as the "Consulting Customers." Under the terms of the various consulting and services agreements, the Company agreed to provide consulting, administrative and other services to or on behalf of each of such corporations in exchange for payments of $240,000 to $400,000 per annum to the Company. As a result of New York State prohibitions on the corporate ownership or control of stock of certain health care facilities, all of the outstanding common stock of each of Alpha and CDBI is held by, and 50% of the outstanding common stock of UMDC is held by, Alvin S. Trenk, the Chairman and Chief Executive Officer of the Company, Steven L. Trenk, President and Chief Operating Officer of the Company, and Martin G. Jacobs, M.D., Medical Director of the Company (collectively, "Certain Executive Officers").

      Alpha acquired the assets of the South Bronx Kidney Center from NNF during 1997. Effective October 8, 1997, each of Alpha and CDBI sold substantially all of their respective assets to IHS of New York, Inc., retaining certain liabilities and certain assets, including certain accounts payable, accounts receivable, cash and cash equivalents. In addition, UMDC sold substantially all of its assets to Renal Research Institute, L.L.C. ("RRI") in a two stage closing. The first closing occurred in January 1998. The second closing is contingent upon approval of the right of Beth Israel Medical Center, an affiliate of RRI, or another designee of RRI to operate the UMDC facility from the New York State Department of Health.

      As of September 30, 1997, approximately $838,930 was due to the Company from Alpha for loans and advances made by the Company to or on behalf of Alpha. In addition, $460,000 in accrued consulting fees was due to the Company from Alpha as of such date. The accrued consulting fees were not recognized by the Company due to realization uncertainties. The Certain Executive Officers personally guaranteed certain loans and advances due from Alpha, $565,000 of which guaranteed amount was outstanding as of September 30, 1997.

      As of September 30, 1997, approximately $1,549,564 was due to the Company from CDBI for loans and advances made by the Company to or on behalf of CDBI. In addition, $180,000 in accrued consulting fees was due to the Company from CDBI as of such date. The accrued CDBI consulting fees were not recognized by the Company due to realization uncertainties.

      The sale proceeds from the sales of the Company's assets, Alpha's assets and CDBI's assets were allocated among the Company, Alpha and CDBI in accordance with the agreements among the various parties. In connection with the sales of Alpha's and CDBI's assets, Alpha and CDBI have repaid $1,305,000 and $1,846,000, respectively, to the Company. Such amounts constitute the aggregate of the net proceeds received by the entities from the sale transactions and all other available cash. As of March 31, 1998, $200,000 of consulting fees and approximately $163,000 of interest were due from CDBI and Alpha, respectively. The Company does not expect that CDBI will be able to pay any significant portion of the remaining consulting and services fees or that Alpha will be able to repay any significant portion of the interest due the Company. In addition, the Company is aware that IHS of New York, Inc. did not obtain requisite consents from the New York State Department of Health to operate the assets purchased from Alpha and CDBI until at least February 27, 1998. Accordingly, under New York law, the Certain Executive Officers remained the owners and operators of the health care facilities through a date which is no earlier than February 27, 1998. No assurance can be given that, in the event the Certain Executive Officers incur liability for the period between October 8, 1997 and the date on which IHS of New York, Inc. became properly licensed to operate the Alpha and CDBI facilities, the Certain Executive Officers will not seek indemnity from the Company or that the Company will not be required to provide such indemnity.

      The Company and Certain Executive Officers jointly and severally guaranteed the repayment of loans made by a bank lender to UMDC and to Drs. Lorch and Cortell, the remaining shareholders of UMDC, aggregating $623,000 as of December 31, 1997. The Company made additional loans to UMDC for working capital, aggregating $3,452,000 as of the 1997 fiscal year end. UMDC had accrued consulting and service fees and certain accounting fees aggregating $1,907,000 as of the 1997 fiscal year end. In addition, the Company was a guarantor of UMDC's real property lease. In connection with the first RRI closing, bank loan was repaid and the Company and the Certain Executive Officers were released from their various guarantees related to UMDC. In addition, the Company received an aggregate of $2,665,000 from UMDC in connection with the first RRI closing. As of the completion of the first RRI closing, $2,049,000 of consulting, service and other fees remained outstanding from UMDC and $127,000 of principal and interest remained outstanding from Drs. Lorch and Cortell. Pending the completion of the second RRI closing with UMDC, if any, UMDC and RRI have entered into a consulting and service agreement pursuant to which RRI will perform certain services for UMDC. Although the Company currently expects to receive an aggregate of approximately $2,176,000 from the operations of UMDC and from the second RRI closing, no assurance can be given that the Company will receive any amount from the operations of UMDC or that the second RRI closing will occur. Further, upon the occurrence of certain breaches of the various agreements among UMDC, the Company, the shareholders of UMDC and RRI, UMDC could be required to repurchase its assets from RRI. In such event, no assurance can be given that the Certain Executive Officers will not incur liabilities for which they will seek indemnity from the Company or that the Company will not be required to reimburse the Certain Executive Officers for some or all of such liabilities.

      While the agreements with Alpha and CDBI were not negotiated in arms-length transactions, the Company believes the terms of its agreements with the Consulting Customers are the same or better than those which the Company could have obtained in arms-length transactions.

      Martin G. Jacobs, M.D., the Corporate Medical Director and a director of the Company is also in private practice with Nephrological Associates, P.A. which provided services to the Company as a Medical Director and which, prior to the sale of the Company's dialysis treatment assets generated, together with Dr. Jacobs individually, approximately 10% of the Company's clients.

      In February 1996, the Board of Directors authorized the formation of Renal Management, Inc. ("RMI"), a subsidiary of the Company, to engage in the physician's practice and disease management business. In connection therewith, 400 shares of common stock of RMI were issued to the Company, 21 shares of common stock of RMI were issued to each of Alvin S. Trenk, Steven L. Trenk and Martin G. Jacobs, eight shares of common stock of RMI to each of Jeff Ellentuck and Ronald A. Lefkon and five shares of common stock of RMI to Jeffrey B. Mendell.

      During fiscal year 1997, the Company advanced an aggregate of approximately $79,000 to TechTron, Inc. The Certain Executive Officers hold an aggregate of approximately 80.69% of the outstanding common stock of TechTron, Inc., the Company's principal shareholder. The advances were made pursuant to promissory notes which bear interest at the rate of 8% per annum and are payable on demand. Repayment of the promissory notes has been personally guaranteed by Certain Executive Officers.

PROPOSAL 2. RATIFICATION AND APPROVAL OF THE APPOINTMENT OF INDEPENDENT PUBLIC
            ACCOUNTANTS

      The Company has selected Arthur Andersen LLP, to serve as its independent public accountants for the fiscal year ending December 31, 1998, subject to shareholder ratification. If the shareholders do not ratify the appointment of Arthur Andersen LLP, the Company may reconsider its selection. The affirmative vote of a majority of the shares voted at the Meeting is required for ratification.

      Representatives of Arthur Andersen LLP are expected to be present at the Meeting to respond to appropriate questions from shareholders of the company. They will be given the opportunity to make a statement if they wish to do so.

      The Board of Directors recommends ratification and approval of the appointment of Arthur Andersen, LLP as independent auditors.

Other Matters

      The Board of Directors does not intend to bring any matters before the Meeting other than as stated in this Proxy Statement, and is not aware that any other matters will be presented for action at the Meeting. If any other matters come before the Meeting, the persons named in the enclosed form of proxy will vote the proxy with respect thereto in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy. Whether or not you plan to attend the Meeting in person, please complete, sign, date and return the enclosed proxy card promptly.

                                          By Order of the Board of Directors


                                          Steven L. Trenk
                                          President

Dated: April 28, 1998

                          CONTINENTAL CHOICE CARE, INC.

      The undersigned hereby appoints Steven L. Trenk and Alvin Trenk and each of them, with full power of substitution, as proxies for the undersigned, to attend the annual meeting of shareholders of Continental Choice Care, Inc. (the "Company"), to be held at Headquarters Plaza Hotel, Three Headquarters Plaza, Morristown, New Jersey 07960, on June 2, 1998, at 4:00 p.m., New York City time, or any adjournment thereof, and to vote the number of shares of common stock of the Company that the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, as follows:

1. |_| For or |_| Withhold Authority to vote for Martin G. Jacobs, M.D. and Stanley B. Amsterdam for election as Class I directors.

(Instruction: to withhold authority to vote for any individual nominee(s) write the nominee's name on the line provided below.)

--------------------------------------------------------------------------------

2. Approval of the appointment for Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1998.
            |_| For     or          |_| Against       or          |_| Abstain

3. In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.

      The Proxies will vote as specified herein or, if a choice is not specified, they will vote "For" the nominees listed in Item 1 and "For" the proposals set forth in Items 2 and 3.

      This Proxy is solicited by the Board of Directors of the Company.

                                    Receipt of the Notice Annual Meeting of
                                    Shareholders, Proxy Statement dated April
                                    28, 1998 and Annual Report to Shareholders is hereby acknowledged:

                                    Date: _______________________________, 1998

                                    --------------------------------------------

                                    --------------------------------------------

                                    --------------------------------------------
                                    (Signatures)

                                    (Please sign exactly as your names appear hereon, indicating, where proper, official position or representative capacity.)